Exhibit 99.B(d)(5)(ii)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING SERIES FUND, INC.

OPERATING EXPENSE LIMITS

Name of Fund	Maximum Operating Expense Limit (as a percentage of average net assets)
Brokerage Cash Reserves Initial Term Expires August 1, 2006			0.95%

	Classes
	A	B	C	I	O	R
ING 130/30 Fundamental Research Fund Initial Term Expires October 1, 2007	1.40%	2.15%	2.15%	1.15%	N/A	N/A

ING Balanced Fund Initial Term Expires October 1, 2008	1.23%	1.98%	1.98%	0.98%	1.23%	N/A

ING Classic Index Plus Fund Term Expires October 1, 2006	0.95%	N/A	N/A	N/A	N/A	N/A

ING Global Science and Technology Fund Initial Term Expires March 1, 2006	1.75%	2.50%	2.50%	1.50%	1.75%	N/A

ING Index Plus LargeCap Fund Initial Term Expires October 1, 2006	0.95%	1.70%	1.45%	0.70%	0.95%	1.20%

ING Index Plus MidCap Fund Initial Term Expires October 1, 2006	1.00%	1.75%	1.50%	0.75%	1.00%	1.25%

ING Index Plus SmallCap Fund Initial Term Expires October 1, 2006	1.00%	1.75%	1.50%	0.75%	1.00%	1.25%

ING International Growth Fund Initial Term Expires March 1, 2006	1.60%	2.35%	2.35%	1.35%	1.60%	N/A

ING Small Company Fund Initial Term Expires October 1, 2006	1.50%	2.25%	2.25%	1.25%	1.50%	N/A

	Maximum Operating Expense Limit (as a percentage of average net assets)
Name of Fund	Classes
	A	B	C	I	O	R
ING Strategic Allocation Balanced Fund Initial Term Expires October 1, 2006	1.20%	1.95%	1.95%	0.95%	1.20%	N/A

ING Strategic Allocation Growth Fund Initial Term Expires October 1, 2006	1.25%	2.00%	2.00%	1.00%	1.25%	N/A

ING Strategic Allocation Income Fund Initial Term Expires October 1, 2006	1.15%	1.90%	1.90%	0.90%	1.15%	N/A

/s/ HE

HE

Effective Date:  January 1, 2007

*                 This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.